Exhibit 99.2

December 12, 2025

Consent of D.A. Davidson & Co.:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of CNB Bank Shares, Inc. (the “Company”) as an Appendix to the Proxy Statement/Prospectus relating to the Company’s proposed merger with HBT Financial, Inc. contained in the Amendment No. 1 to Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by HBT Financial, Inc. (the “Registration Statement”), and to the references to our firm and such opinion in such Proxy Statement/Prospectus and Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

D.A. Davidson & Co.

Chicago, Illinois

Investment Banking

227 West Monroe Street ● Suite 5250 ● Chicago, IL 60606 ● (312) 525-2777 ● FAX (312) 525-2778

www.dadavidson.com/Corporations-Institutions/Equity-Capital-Markets/Investment-Banking